Exhibit 99.1

NEWS RELEASE

RLI Insurance Company 9025 N. Lindbergh Dr. ½ Peoria, IL 61615-1431 Phone: 309-692-1000 ½ Fax: 309-692-1068

DRAFT - 10/15/2003 9:06 AM

FOR IMMEDIATE RELEASE

CONTACT: Aaron Jacoby

(309) 693-5880
Aaron_Jacoby@rlicorp.com
www.rlicorp.com

RLI sets new earnings records

PEORIA, ILLINOIS, October 16, 2003 — RLI Corp. (NYSE: RLI) — RLI Corp. third quarter net earnings of $25.4 million ($0.98 per diluted share) were 250% better per share than the $5.6 million ($0.28 per diluted share) reported for the same period last year. Quarterly operating earnings of $14.8 million ($0.57 per share) were a 16% per-share improvement from last year’s $10.0 million ($0.49 per share) result. Both the total dollar and per-share amounts set records for both net and operating earnings. Book value per share of $20.94 was up $2.44, or 13%, since year end.

Through nine months, RLI net earnings grew 77% per share, to $55.2 million ($2.14 per share) from $24.7 million ($1.21 per share) one year ago. Operating earnings of $43.1 million ($1.67 per share) topped the $27.1 million ($1.33 per share) result reported at this time last year by 26% per share.

RLI operating earnings consist of net earnings after the elimination of after-tax realized investment gains/losses. This measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings.

Profitable underwriting continues

RLI’s underwriters reported a 92.8 net GAAP combined ratio, which generated quarterly underwriting profits of $8.6 million. For the same period last year, RLI posted a 95.2 combined ratio and a $4.4 million gain. The company’s property segment led the quarter’s results with a 71.7 combined ratio, despite seasonal weather-related claims. The casualty segment again recorded underwriting profits with a 97.4 combined ratio. Surety posted a combined ratio of 112.1 for the quarter.

“Our underwriting results speak for themselves,” said RLI President & CEO Jonathan E. Michael. “Our underwriters are disciplined and are following our business model. We’re growing where we see our best opportunities and rates are still expanding, as witnessed in our casualty lines. Where growth has leveled out, such as our property book, we’re maintaining profitability levels, which is always our first priority.” Included in the quarterly results are losses from Hurricane Isabel of just over $1.0 million, or $0.03 per share.

“The year is continuing as we expected. Net consolidated revenue and earnings have improved, as a result of our increased retentions.” Net premiums earned grew 30% in the quarter, to $119.0 million. “This is still a strong marketplace for specialty insurers like RLI, and we anticipate that we will continue to prosper,” said Michael.

Growth in investments

Investment income reached $11.2 million, a 19% increase over the third quarter of last year. This increase was created by improved cash flows from operations and new capital from 2002’s equity offering. Invested assets grew18% over year end, to $1.2 billion.

The company’s consolidated investment portfolio generated a 5.9% total return year to date. The equity portfolio registered a 1.5% return for the quarter, 12.2% year to date. Over the past 20 years, the equity portfolio has generated a 12.5% average annual return. RLI’s bond portfolio was flat in the third quarter, but has generated a positive year-to-date total return of 4.5%.

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Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, posted a $17.8 million gain for the quarter ($0.69 per share) and a $67.5 million ($2.62 per share) result through nine months. “Ours is a well-diversified investment strategy,” said Michael, “and is not solely dependent upon movements in either the bond or stock market. Our equity holdings have helped create book value growth in a challenging interest rate environment.”

During the quarter, RLI had other comprehensive losses of $7.6 million, driven by a $5.5 million unrealized loss on its bond portfolio and a $2.1 million unrealized loss on its equity portfolio.  Overall, the equity portfolio improved by $2.4 million during the quarter.  Through nine months, the company had other comprehensive gains of $12.3 million as a result of $2.4 million in unrealized gains on its bond portfolio and $9.9 million in unrealized gains on its equity portfolio. As of September 30, 2003, $128.3 million of pretax cumulative unrealized gains remained in the RLI investment portfolio, up $18.9 million from year end.

During the quarter, RLI recognized $9.0 million in realized investment gains. Included in this number is $3.4 million related to the previously announced sale of an insurance company shell, which was completed on July 1, 2003. In addition to this realized gain, RLI recognized a tax benefit on the sale of $3.5 million.

Shareholders’ equity increased $70.2 million ($2.44 per share), or 13% per share since year end, to $526.7 million ($20.94 per share), on the strength of underwriting and investment performances. Statutory surplus as of September 30, 2003, was $463.0 million. Year-to-date cash flow from operations was $149.8 million.

Other quarterly news

During the quarter, the board of directors appointed John T. Baily to the board. Baily was National Insurance Industry chairman and board member for Coopers & Lybrand, now PricewaterhouseCoopers, retiring in 1999 after 23 years as partner. He served as president of Swiss Re Capital Partners from 1999 to 2002.

On October 8, RLI filed a shelf registration statement with the Securities and Exchange Commission to offer and sell up to $150 million in debt, convertible debt or trust preferred securities. If issued, the offering will fund general corporate purposes, which may include the payment of outstanding debt and contributions to operating subsidiaries.

The company’s directors declared a $0.10 per share cash dividend on September 2. The dividend was paid on October 15, 2003, to shareholders of record as of September 30, 2003.

For the 13th consecutive year, RLI was named to Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. RLI was one of only eight property and casualty insurers to be so named each year.

At 3:15 p.m. CDT today, October 16, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com, or through http://www.firstcallevents.com/service/ajwz390001447gf12.html.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2002.

RLI Corp., through its subsidiary insurance companies, underwrites selected property and casualty insurance products. For additional information, contact RLI Treasurer Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com.

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RLI CORP.

2003 FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Change	2003	2002	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$118,953	$91,639	29.8%	$341,725	$247,427	38.1%
Net investment income	11,205	9,401	19.2%	32,755	28,058	16.7%
Net realized investment gains (loss)(1)	8,971	(6,637)	—	11,323	(3,773)	—
Consolidated revenue	139,129	94,403	47.4%	385,803	271,712	42.0%

Loss and settlement expenses	73,271	53,992	35.7%	206,798	144,463	43.1%
Policy acquisition costs	30,314	27,805	9.0%	88,625	75,758	17.0%
Other insurance expenses	6,755	5,427	24.5%	20,587	17,625	16.8%
Interest expense on debt	146	457	-68.1%	593	1,362	-56.5%
General corporate expenses	822	694	18.4%	2,871	2,613	9.9%
Total expenses	111,308	88,375	25.9%	319,474	241,821	32.1%

Equity in earnings of unconsolidated investee	1,623	1,128	43.9%	5,166	3,567	44.8%

Earnings before income taxes	29,444	7,156	311.5%	71,495	33,458	113.7%
Income tax expense (1)	4,075	1,518	168.4%	16,298	8,761	86.0%
Net Earnings	$25,369	$5,638	350.0%	$55,197	$24,697	123.5%

Other comprehensive earnings (loss), net of tax	(7,583)	(19,089)	60.3%	12,317	(32,033)	—

Comprehensive earnings (loss)	$17,786	$(13,451)	—	$67,514	$(7,336)	—

Operating Earnings:(2)

Net Earnings	$25,369	$5,638	350.0%	$55,197	$24,697	123.5%

Less: Realized investment gains (loss), net of tax	3,607	(4,314)	—	5,136	(2,452)	—
Realized gain on sale of insurance shell (1)	3,422	0	0.0%	3,422	0	0.0%
Tax benefit on sale of insurance shell (1)	3,522	0	0.0%	3,522	0	0.0%

Operating earnings	$14,818	$9,952	48.9%	$43,117	$27,149	58.8%

Return on Equity:
Net earnings (trailing four quarters)				14.5%	9.8%
Comprehensive earnings (trailing four quarters)				19.3%	2.0%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	25,922	20,467		25,793	20,426

EPS from operations (2)	$0.57	$0.49	16.3%	$1.67	$1.33	25.6%
Realized gains (loss), net of tax (1)	0.41	(0.21)	—	0.47	(0.12)	—
Net earnings per share	$0.98	$0.28	250.0%	$2.14	$1.21	76.9%

Comprehensive earnings (loss) per share	$0.69	$(0.66)	—	$2.62	$(0.36)	—

Cash dividends per share	$0.10	$0.090	11.1%	$0.29	$0.255	13.7%

(1)                                  The sale of an insurance company shell during the third quarter resulted in non-operating gain of $6.9 million($0.27 per share), inclusive of a $3.4 million realized gain and a relating tax benefit on the sale of $3.5 million.

(2)                                  Operating earnings and EPS from operations consist of our net earnings reduced by after-tax realized investment gains/losses.  This measure is useful in gauging our core operating performance across reporting periods, but may not be comparable to the definition of operating earnings used by all companies.

RLI CORP.

2003 FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Change	2003	2002	% Change
Total Gross Sales
Gross premiums written	$194,029	195,314	-0.7%	$558,037	534,815	4.3%
Net investment income	11,205	9,401	19.2%	32,755	28,058	16.7%
Net realized investment gains (loss)	8,971	(6,637)	—	11,323	(3,773)	—
Total	$214,205	$198,078	8.1%	$602,115	$559,100	7.7%

Net Cash Flow from Operations	$102,168	$62,332	63.9%	$149,828	$120,843	24.0%

	September 30, 2003	December 31, 2002	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$926,465	$772,685	19.9%
(amortized cost — $903,908 at 9/30/03)
(amortized cost — $753,458 at 12/31/02)
Equity securities	250,358	227,342	10.1%
(cost — $144,026 at 9/30/03)
(cost — $136,282 at 12/31/02)
Total investments	1,176,823	1,000,027	17.7%

Premiums and reinsurance balances receivable	137,508	122,258	12.5%
Ceded unearned premiums	101,996	95,406	6.9%
Reinsurance recoverable on unpaid losses	349,275	340,886	2.5%
Deferred acquisition costs	63,078	60,102	5.0%
Property and equipment	18,524	17,757	4.3%
Investment in unconsolidated investee	30,447	25,261	20.5%
Goodwill	26,214	27,882	-6.0%
Other assets	27,400	29,748	-7.9%
Total assets	$1,931,265	$1,719,327	12.3%

Unpaid losses and settlement expenses	842,859	732,838	15.0%
Unearned premiums	365,670	350,803	4.2%
Reinsurance balances payable	91,095	78,231	16.4%
Short-term debt	48,283	54,356	-11.2%
Income taxes — deferred	33,626	26,022	29.2%
Other liabilities	22,999	20,522	12.1%
Total liabilities	1,404,532	1,262,772	11.2%
Shareholders’ equity	526,733	456,555	15.4%
Total liabilities & shareholders’ equity	$1,931,265	$1,719,327	12.3%

Common shares outstanding (in 000’s)	25,150	24,681

Book Value per share	$20.94	$18.50	13.2%
Closing stock price per share	$32.92	$27.90	18.0%

Statutory Surplus	$463,009	$401,269	15.4%

RLI CORP.

2003 FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

UNDERWRITING SEGMENT DATA

(in thousands)

	Property	GAAP Ratios	Surety	GAAP Ratios	Casualty	GAAP Ratios	Total	GAAP Ratios
Three Months Ended September 30,
2003
Gross premium written	$48,354		$13,844		$131,831		$194,029
Net premium written	25,840		11,895		86,503		124,238
Net premium earned	27,959		11,228		79,766		118,953
Net loss & settlement expenses	10,815	38.7%	5,577	49.7%	56,879	71.3%	73,271	61.6%
Net operating expenses	9,221	33.0%	7,008	62.4%	20,840	26.1%	37,069	31.2%
Underwriting income(loss)	$7,923	71.7%	$(1,357)	112.1%	$2,047	97.4%	$8,613	92.8%

2002
Gross premium written	$54,260		$17,174		$123,880		$195,314
Net premium written	26,295		15,206		73,287		114,788
Net premium earned	23,379		12,960		55,300		91,639
Net loss & settlement expenses	7,502	32.1%	6,837	52.8%	39,653	71.7%	53,992	58.9%
Net operating expenses	8,963	38.3%	8,360	64.5%	15,908	28.8%	33,231	36.3%
Underwriting income(loss)	$6,914	70.4%	$(2,237)	117.3%	$(261)	100.5%	$4,416	95.2%

UNDERWRITING SEGMENT DATA

(in thousands)

	Property	GAAP Ratios	Surety	GAAP Ratios	Casualty	GAAP Ratios	Total	GAAP Ratios
Nine Months Ended September 30,
2003
Gross premium written	$148,938		$40,312		$368,787		$558,037
Net premium written	80,554		33,976		235,472		350,002
Net premium earned	82,088		35,366		224,271		341,725
Net loss & settlement expenses	27,592	33.6%	17,417	49.2%	161,789	72.1%	206,798	60.5%
Net operating expenses	27,630	33.7%	22,510	63.6%	59,072	26.3%	109,212	32.0%
Underwriting income(loss)	$26,866	67.3%	$(4,561)	112.8%	$3,410	98.4%	$25,715	92.5%

2002
Gross premium written	$160,370		$49,746		$324,699		$534,815
Net premium written	78,450		43,913		181,098		303,461
Net premium earned	64,555		37,454		145,418		247,427
Net loss & settlement expenses	25,300	39.2%	16,722	44.6%	102,441	70.4%	144,463	58.4%
Net operating expenses	25,269	39.1%	24,247	64.7%	43,866	30.2%	93,382	37.7%
Underwriting income(loss)	$13,986	78.3%	$(3,515)	109.3%	$(889)	100.6%	$9,582	96.1%